Exhibit 3.1

THE COMPANIES LAW (AS AMENDED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

EIGHTH AMENDED AND RESTATED MEMORANDUM AND ARTICLES

OF

ASSOCIATION

OF

ZHIHU INC.

知乎

(adopted by a special resolution passed on October 26, 2020)

THE COMPANIES LAW (AS AMENDED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

EIGHTH AMENDED AND RESTATED MEMORANDUM OF ASSOCIATION

OF

ZHIHU INC.

知乎

(adopted by a special resolution passed on October 26, 2020)

1.	The name of the Company is Zhihu Inc.知乎.

2.

The Registered Office of the Company shall be at the offices of Osiris International Cayman Limited, Suite#4-210, Governors Square, 23 Lime Tree Bay Avenue, PO Box 32311, Grand Cayman KY1-1209, Cayman Islands or at such other place as the Directors may from time to time decide.

3.

The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the Companies Law (As Amended) or as the same may be revised from time to time, or any other Law of the Cayman Islands.

4.	The liability of each Member is limited to the amount from time to time unpaid on such Member’s Shares.

5.

The authorized share capital of the Company is US$50,000 divided into (i) 200,435,685 class A ordinary shares, with par value of US$0.000125 each (the “Class A Ordinary Shares”); (ii) 19,227,592 class B ordinary shares, with par value of US$0.000125 each (the “Class B Ordinary Shares”); (iii) 36,009,602 series A redeemable convertible preferred shares, with par value of US$0.000125 each (the “Series A Preferred Shares”); (iv) 25,164,697 series B redeemable convertible preferred shares, with par value of US$0.000125 each (the “Series B Preferred Shares”); (v) 27,935,316 series C redeemable convertible preferred shares, with par value of US$0.000125 each (the “Series C Preferred Shares”); (vi) 22,334,525 series D redeemable convertible preferred shares, with par value of US$0.000125 each (the “Series D Preferred Shares”); (vii) 6,947,330 series D1 redeemable convertible preferred shares, with par value of US$0.000125 each (the “Series D1 Preferred Shares”); (viii) 27,267,380 series E redeemable convertible preferred shares, with par value of US$0.000125 each (the “Series E Preferred Shares”), (ix) 34,677,872 series F-1 redeemable convertible preferred shares, with par value of US$0.000125 each (the “Series F-1 Preferred Shares”), and (x) 1 series F-2 redeemable convertible preferred share, with par value of US$0.000125 each (the “Series F-2 Preferred Share”).

6.

The Company shall have the power to register by way of continuation as a body corporate limited by shares under the Laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

7.	Capitalised terms that are not defined in this Memorandum of Association bear the same meaning as those given in the Articles of Association of the Company.

THE COMPANIES LAW (AS AMENDED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

EIGHTH AMENDED AND RESTATED ARTICLES OF ASSOCIATION

OF

ZHIHU INC.

知乎

(adopted by a special resolution passed on October 26, 2020)

DEFINITIONS AND INTERPRETATION

1.

Definitions. In these Articles Table A in the First Schedule to the Statute does not apply and, unless there is something in the subject or context inconsistent therewith, the defined terms shall have the meanings assigned to the them as follows:

“Advantech”	shall mean Advantech Capital II Zhihu Partnership L.P.

“Advantech Director”	shall have the meaning as defined in Article 63.

“Affiliate”	shall mean, with respect to a Person, any other Person that, directly or indirectly, Controls, is Controlled by or is under common Control with such Person. In the case of an Investor, the term “Affiliate” also includes (i) any shareholder of the Investor, (ii) any of such shareholder’s or Investor’s general partners or limited partners, (iii) the fund manager managing such shareholder or Investor (and general partners, limited partners and officers thereof) and other funds managed by such fund manager, and (iv) trusts Controlled by or for the benefit of any such Person referred to in (i), (ii) or (iii).

“Agreed Distribution Basis”	shall have the meaning as defined in Section 2.4 of Exhibit A attached hereof.

“Applicable Securities Law”	shall mean, (i) with respect to any offering of securities in the U.S., or any other act or omission within that jurisdiction, the securities laws of the U.S., including the Exchange Act and the Securities Act, and any applicable Law of any state of the U.S., and (ii) with respect to any offering of securities in any jurisdiction other than the U.S., or any related act or omission in that jurisdiction, the applicable Laws of that jurisdiction.

“Articles”	shall mean, these articles of association of the Company (including Exhibit A attached hereto) as originally formed or as from time to time altered by Special Resolution.

“Auditor”	shall mean, the Person for the time being performing the duties of auditor of the Company (if any).

“Automatic Conversion”	shall have the meaning as defined in Section 4.3 of Exhibit A attached hereof.

“Baidu”	shall mean, Fresco Mobile Limited.

“Baidu ROFR Shareholders”	shall have the meaning as set forth in the Shareholders Agreement.

“Kwai Director”	shall have the meaning as defined in Article 63.

“Beijing Zhihu”	Beijing Zhihu Technology Co., Ltd. (北京智者天下科技有限公司).

“Board” or “Board of Directors”	shall mean, the board of directors of the Company.

“Business Day”	shall mean, any day that is not a Saturday, Sunday, legal holiday or other day on which commercial banks are required or authorized by Law to be closed in the PRC, Hong Kong or U.S.

“Charter Documents”	shall mean, with respect to a particular legal entity, the articles of incorporation, certificate of incorporation, formation or registration (including, if applicable, certificates of change of name), memorandum of association, articles of association, bylaws, articles of organization, limited liability company agreement, trust deed, trust instrument, operating agreement, joint venture agreement, business license, or similar or other constitutive, governing, or charter documents, or equivalent documents, of such entity.

“Chief Executive Officer”	shall have the meaning as defined in Article 4.6(c).

“Class A Ordinary Shares”	shall mean, the Company’s class A ordinary shares, par value US$0.000125 per share, having the rights attaching to it as set out herein.

“Class B Ordinary Shares”	shall mean, the Company’s class B ordinary shares, par value US$0.000125 per share, having the rights attaching to it as set out herein.

“Co-Founders”	shall mean, LI Shenshen (李申申) with PRC ID No. of ******************, HUANG Jixin (黄继新) with PRC ID No. of ******************, and ZHANG Liang (张亮) with PRC ID No. of ******************.

“Company”	shall mean, Zhihu Inc.知乎, formerly known as Zhihu Technology Limited.

“Contract”	shall mean, a contract, agreement, understanding, indenture, note, bond, loan, instrument, lease, mortgage, franchise, license, commitment, purchase order, and other legally binding arrangement, whether written or oral.

“Control”	shall mean, with respect to a Person, the power or authority, whether exercised or not, to direct the business, management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by Contract or otherwise; provided, that such power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than fifty percent (50%) of the votes entitled to be cast at a meeting of the members or shareholders of such Person or power to control the composition of a majority of the board of directors or similar governing body of such Person. The terms “Controlled” and “Controlling” have meanings correlative to the foregoing.

“Control Documents”	shall have the meaning as set forth in the Share Purchase Agreement.

“Conversion Price”	shall have the meaning as defined in Section 4.1 of Exhibit A attached hereof.

“Convertible Securities”	shall have the meaning as defined in Section 4.5(d)(1)(b) of Exhibit A attached hereof.

“Citic”	shall mean, Joyful Investment Cayman Limited.

“CTG”	shall mean, CTG Evergreen Investment XX Limited.

“CTG Director”	shall have the meaning as defined in Article 63.

“Deemed Liquidation Event”	shall have the meaning as defined in Section 2.2 of Exhibit A attached hereof.

“Deposit Agreement”	shall have the meaning as set forth in the Share Purchase Agreement.

“Designated Warrant Holder”	shall have the meaning as set forth in the Share Purchase Agreement.

“Director”	shall mean, a director serving on the Board for the time being and shall include an alternate Director appointed in accordance with these Articles.

“Dissenting Members”	shall have the meaning as defined in Section 6.5 of Exhibit A attached hereof.

“Drag Holders”	shall have the meaning as defined in Section 6.1 of Exhibit A attached hereof.

“Drag Notice”	shall have the meaning as defined in Section 6.1 of Exhibit A attached hereof.

“Equity Securities”	shall mean, with respect to any Person that is a legal entity, any and all shares of capital stock, membership interests, units, profits interests, ownership interests, equity interests, registered capital, and other equity securities of such Person, and any right, warrant, option, call, commitment, conversion privilege, pre-emptive right or other right to acquire any of the foregoing, or security convertible into, exchangeable or exercisable for any of the foregoing, or any Contract providing for the acquisition of any of the foregoing.

“ESOP”	shall mean, the Company’s 2012 Incentive Compensation Plan covering the grant of up to 35,241,876 Class A Ordinary Shares or options therefor (as appropriately adjusted for share splits, share dividends, combinations, recapitalizations and similar events) to employees, officers, directors, or consultants of a Group Company, as provided to Series F Investors as of the date of the Share Purchase Agreement or as duly approved by the Board in accordance with Section 5 of Exhibit A attached hereof.

“Excepted Issuances”	shall have the meaning as defined in Section 4.5(d)(1)(c) of Exhibit A attached hereof.

“Founder”	shall mean, ZHOU Yuan (周源) with PRC ID No. of ******************.

“Goldman Sachs”	shall mean, Mercer Investments (Singapore) Pte. Ltd., a company incorporated and existing under the Laws of Singapore, together with its Affiliates, successors and permitted assigns.

“Group Company”	shall have the meaning as set forth in the Share Purchase Agreement.

“Huaxing”	shall mean, STAR WINNER LIMITED.

“Initial Redemption Notice”	shall have the meaning as defined in Section 3.1 of Exhibit A attached hereof.

“Intellectual Property”	shall have the meaning as set forth in the Shareholders Agreement.

“Interested Transaction”	shall have the meaning as defined in Article 82.

“Investors”	shall have the meaning as set forth in the Shareholders Agreement.

“IPO”	shall mean, the closing of the first firm commitment underwritten public offering of Class A Ordinary Shares (or securities representing such Class A Ordinary Shares).

“Issue Price”	shall mean, with respect to the Series A Preferred Shares, the Series A Issue Price, with respect to the Series B Preferred Shares, the Series B Issue Price, with respect to the Series C Preferred Shares, the Series C Issue Price, with respect to the Series D Preferred Shares, the Series D Issue Price, with respect to the Series D1 Preferred Shares, the Series D1 Issue Price, with respect to the Series E Preferred Shares, the Series E Issue Price, and with respect to the Series F Preferred Shares and each Series F-1 Preferred Share deemed to be represented by one (1) Series F-2 Preferred Share (as determined pursuant to the Share Count Formula), the Series F Issue Price.

“IWDF”	shall mean, Innovation Works Development Fund, L.P.

“IWDF Director”	shall have the meaning as defined in Article 63.

“Key Persons”	shall mean, ZHOU Yuan (周源), BAI Jie (白洁) with PRC ID No. of ******************, and LI Dahai (李大海) with PRC ID No. of ******************.

“Key Person Entity”	shall mean, each of Zhihu Holdings Inc, Sylvia Global Limited and Sea & Sandra Global Limited.

“Kwai” or “Kuaishou”	shall mean, Cosmic Blue Investments Limited 廣海投資有限公司.

“Law” or “Laws”	shall mean, any and all provisions of any applicable constitution, treaty, statute, law, regulation, ordinance, code, rule, or rule of common law, any governmental approval, concession, grant, franchise, license, agreement, directive, requirement, or other governmental restriction or any similar form of decision of, or determination by, or any interpretation or administration of any of the foregoing by, any Governmental Authority, in each case as amended.

“Lighthouse”	shall mean, Infinite Lighthouse L.P.

“Majority Ordinary Holders”	shall mean, the holders representing more than fifty percent (50%) of the voting power of the outstanding Ordinary Shares held by the Founder and the Co-Founders.

“Majority Preferred A Holders”	shall mean, the holders representing more than fifty percent (50%) of the voting power of the outstanding Series A Preferred Shares.

“Majority Preferred B Holders”	shall mean, the holders representing more than fifty percent (50%) of the voting power of the outstanding Series B Preferred Shares.

“Majority Preferred C Holders”	shall mean, the holders representing more than fifty percent (50%) of the voting power of the outstanding Series C Preferred Shares.

“Majority Preferred D Holders”	shall mean, the holders representing more than fifty percent (50%) of the voting power of the outstanding Series D Preferred Shares.

“Majority Preferred D1 Holders”	shall mean, the holders representing more than fifty percent (50%) of the voting power of the outstanding Series D1 Preferred Shares.

“Majority Preferred E Holders”	shall mean, the holders representing more than seventy percent (70%) of the voting power of the outstanding Series E Preferred Shares.

“Majority Preferred F Holders”	shall mean, the holders representing more than seventy-five percent (75%) of the voting power of the outstanding Series F-1 Preferred Shares and Series F-2 Preferred Shares.

“Member”	shall have the same meaning as in the Statute.

“Memorandum”	shall mean, the memorandum of association of the Company as originally duly formed or as from time to time duly altered.

“New Securities”	shall have the meaning as defined in Section 4.5(d)(1)(c) of Exhibit A attached hereof.

“New Shares”	shall have the meaning as defined in the Shareholders Agreement.

“Observer”	shall have the meaning as defined in Article 63A.

“Offeror”	shall have the meaning as defined in Section 6.1 of Exhibit A attached hereof.

“Options”	shall have the meaning as defined in Section 4.5(d)(1)(a) of Exhibit A attached hereof.

“Ordinary Holder”	shall mean, a holder of any Class A Ordinary Shares and/or Class B Ordinary Shares.

“Ordinary Resolution”	shall mean, a resolution of a duly constituted general meeting of the Company passed by a fifty percent (50%) simple majority of the votes cast by, or on behalf of, the Members entitled to vote present in person or by proxy and voting at the meeting, or a written resolution as provided in these Articles.

“Ordinary Shares”	shall mean, collectively the Class A Ordinary Shares and the Class B Ordinary Shares.

“Participating ESOP Awards”	shall have the meaning as defined in Section 2.4 of Exhibit A attached hereof.

“Participating ESOP Holders”	shall have the meaning as defined in Section 2.4 of Exhibit A attached hereof.

“Participating ESOP Shares”	shall have the meaning as defined in Section 2.4 of Exhibit A attached hereof.

“Person”	shall mean, any individual, corporation, partnership, limited partnership, proprietorship, association, limited liability company, firm, trust, estate or other enterprise or entity.

“Per Share Distribution Amount”	shall have the meaning as defined in Section 2.4 of Exhibit A attached hereof.

“PRC”	shall mean, the People’s Republic of China, but solely for the purposes of these Articles, excluding Hong Kong, the Macau Special Administrative Region and the islands of Taiwan.

“Preferred Directors”	shall mean, Qiming Director, SAIF Director, Tencent Director, CTG Director, Advantech Director and Kwai Director.

“Preferred Holder”	shall mean, a holder of any Series A Preferred Shares and/or Series B Preferred Shares and/or Series C Preferred Shares and/or Series D Preferred Shares and/or Series D1 Preferred Shares and/or Series E Preferred Shares and/or Series F Preferred Shares.

“Preferred Majority Directors”	shall mean, more than half of the Preferred Directors.

“Preferred Majority Holders”	shall mean, the holders representing more than fifty percent (50%) of the voting power of the outstanding Preferred Shares, calculated on an as-converted basis.

“Preferred Supermajority Holders”	shall mean, the holders representing more than two-thirds (2/3) of the voting power of the outstanding Preferred Shares, calculated on an as-converted basis.

“Preferred Shares”	shall mean Series A Preferred Shares and/or Series B Preferred Shares and/or Series C Preferred Shares and/or Series D Preferred Shares and/or Series D1 Preferred Shares and/or Series E Preferred Shares and/or Series F Preferred Shares.

“Permitted Transferee”	shall have the meaning as defined in the Shareholders Agreement.

“Pre-set Series C Preference Amount”	shall have the meaning as defined in Section 2.1(d) of Exhibit A attached hereof.

“Pre-set Series D Preference Amount”	shall have the meaning as defined in Section 2.1(c) of Exhibit A attached hereof.

“Pre-set Series E Preference Amount”	shall have the meaning as defined in Section 2.1(b) of Exhibit A attached hereof.

“Pre-set Series F Preference Amount”	shall have the meaning as defined in Section 2.1(a) of Exhibit A attached hereof.

“Principal Business”	shall mean the business of operating an online question and answer sharing platform and information sharing mobile applications.

“Proportional Series C Preference Amount”	shall have the meaning as defined in Section 2.1(d) of Exhibit A attached hereof.

“Proportional Series D Preference Amount”	shall have the meaning as defined in Section 2.1(c) of Exhibit A attached hereof.

“Proportional Series E Preference Amount”	shall have the meaning as defined in Section 2.1(b) of Exhibit A attached hereof.

“Proportional Series F Preference Amount”	shall have the meaning as defined in Section 2.1(a) of Exhibit A attached hereof.

“Qiming”	shall mean, Qiming Venture Partners III, L.P., Qiming Managing Directors Fund III, L.P., and Qiming Venture Partners III Annex Fund, L.P.

“Qiming Director”	shall have the meaning as defined in Article 63.

“Qualified IPO”	shall mean, the closing of an IPO registered under the Applicable Securities Law on the NYSE, Nasdaq, HKEx, or another stock exchange reasonably acceptable to the Preferred Majority Holders, with the Company’s market capitalization being at least US$4 billion.

“Redeeming Preferred Shares”	shall have the meaning as defined in Section 3.1 of Exhibit A attached hereof.

“Redeeming Preferred Shareholder”	shall have the meaning as defined in Section 3.1 of Exhibit A attached hereof.

“Redemption Event”	shall have the meaning as defined in Section 3.1 of Exhibit A attached hereof.

“Redemption Notice”	shall have the meaning as defined in Section 3.1 of Exhibit A attached hereof.

“Redemption Price”	shall have the meaning as defined in Section 3.1 of Exhibit A attached hereof.

“Redemption Price Payment Date”	shall have the meaning as defined in Section 3.1 of Exhibit A attached hereof.

“Registered Co-Founder Vehicle Holder”	shall mean, LI Linda Zhixing, the sole shareholder of Besixdouze Limited.

“Registered Office”	shall mean, the registered office for the time being of the Company.

“Register of Members”	shall mean, the register maintained in accordance with the Statute and includes (except where otherwise stated) any duplicate Register of Members.

“Residual Assets”	shall have the meaning as defined in Section 2.1 of Exhibit A attached hereof.

“Restricted Person of Baidu”	shall have the meaning as set forth in the Shareholders Agreement.

“Restricted Shareholders”	shall have the meaning as set forth in the Shareholders Agreement.

“SAIF”	shall mean, SAIF IV Mobile Apps (BVI) Limited.

“SAIF Director”	shall have the meaning as defined in Article 63.

“Series A Issue Date”	shall mean, the date of the first issuance of a Series A Preferred Share.

“Series A Issue Price”	shall mean, US$0.2625 for each Series A Preferred Share, as appropriately adjusted for share splits, share dividends, combinations, recapitalizations and similar events with respect to the Series A Preferred Shares.

“Series A Preference Amount”	shall have the meaning as defined in Section 2.1(f) of Exhibit A attached hereof.

“Series A Preferred Share”	shall mean, the Company’s series A redeemable convertible preferred shares, par value US$0.000125 per share, having the rights, preference and privileges attaching to it as set out herein.

“Series A Redeeming Preferred Share(s)”	shall have the meaning as defined in Section 3.1 of Exhibit A attached hereof.

“Series B Issue Date”	shall mean, the date of the first issuance of a Series B Preferred Share.

“Series B Issue Price”	shall mean, US$0.9272 for each Series B Preferred Share, as appropriately adjusted for share splits, share dividends, combinations, recapitalizations and similar events with respect to the Series B Preferred Shares.

“Series B Preference Amount”	shall have the meaning as defined in Section 2.1(e) of Exhibit A attached hereof.

“Series B Preferred Share”	shall mean, the Company’s series B redeemable convertible preferred shares, par value US$0.000125 per share, having the rights, preference and privileges attaching to it as set out herein.

“Series B Redeeming Preferred Share(s)”	shall have the meaning as defined in Section 3.1 of Exhibit A attached hereof.

“Series C Issue Date”	shall mean, the date of the first issuance of a Series C Preferred Share.

“Series C Issue Price”	shall mean, US$2.1657174 for each Series C Preferred Share, as appropriately adjusted for share splits, share dividends, combinations, recapitalizations and similar events with respect to the Series C Preferred Shares.

“Series C Preference Amount”	shall have the meaning as defined in Section 2.1(d) of Exhibit A attached hereof.

“Series C Preferred Share”	shall mean, the Company’s series C redeemable convertible preferred shares, par value US$0.000125 per share, having the rights, preference and privileges attaching to it as set out herein.

“Series C Redeeming Preferred Share(s)”	shall have the meaning as defined in Section 3.1 of Exhibit A attached hereof.

“Series D Issue Date”	shall mean, the date of the first issuance of a Series D Preferred Share.

“Series D Issue Price”	shall mean, US$4.6273652 for each Series D Preferred Share, as appropriately adjusted for share splits, share dividends, combinations, recapitalizations and similar events with respect to the Series D Preferred Shares.

“Series D Preference Amount”	shall have the meaning as defined in Section 2.1(c) of Exhibit A attached hereof.

“Series D Preferred Share”	shall mean, the Company’s series D redeemable convertible preferred shares, par value US$0.000125 per share, having the rights, preference and privileges attaching to it as set out herein.

“Series D Redeeming Preferred Share(s)”	shall have the meaning as defined in Section 3.1 of Exhibit A attached hereof.

“Series D1 Issue Date”	shall mean, the date of the first issuance of a Series D1 Preferred Share.

“Series D1 Issue Price”	shall mean, US$5.037907 for each Series D1 Preferred Share, as appropriately adjusted for share splits, share dividends, combinations, recapitalizations and similar events with respect to the Series D1 Preferred Shares.

“Series D1 Preferred Share”	shall mean, the Company’s series D1 redeemable convertible preferred shares, par value US$0.000125 per share, having the rights, preference and privileges attaching to it as set out herein.

“Series D1 Redeeming Preferred Share(s)”	shall have the meaning as defined in Section 3.1 of Exhibit A attached hereof.

“Series E Issue Date”	shall mean, the date of the first issuance of a Series E Preferred Share.

“Series E Issue Price”	shall mean, US$9.89 for each Series E Preferred Share, as appropriately adjusted for share splits, share dividends, combinations, recapitalizations and similar events with respect to the Series E Preferred Shares.

“Series E Preference Amount”	shall have the meaning as defined in Section 2.1(b) of Exhibit A attached hereof.

“Series E Preferred Share”	shall mean, the Company’s series E redeemable convertible preferred shares, par value US$0.000125 per share, having the rights, preference and privileges attaching to it as set out herein.

“Series E Redeeming Preferred Share(s)”	shall have the meaning as defined in Section 3.1 of Exhibit A attached hereof.

“Series F Closing”	shall mean the Closing as set forth in the Share Purchase Agreement.

“Series F Issue Date”	shall mean, the date of the first issuance of a Series F Preferred Share.

For the avoidance of doubt, for purposes of these Articles, (a) the Series F Issue Date for each Series F-1 Preferred Share, once issued upon exercise of the Warrant, shall be deemed to be the date of Series F Closing; and (b) the Series F Issue Date for each Series F-1 Preferred Share deemed to be represented by one (1) Series F-2 Preferred Share (as determined pursuant to the Share Count Formula) shall be the same as the Series F Issue Date for such Series F-2 Preferred Share.

“Series F Issue Price”	shall mean, US$12.5152 for each Series F Preferred Share and each Series F-1 Preferred Share deemed to be represented by one (1) Series F-2 Preferred Share (as determined pursuant to the Share Count Formula), as appropriately adjusted for share splits, share dividends, combinations, recapitalizations and similar events with respect to the Series F Preferred Shares.

“Series F Preference Amount”	shall have the meaning as defined in Section 2.1(a) of Exhibit A attached hereof.

“Series F-1 Preferred Share”	shall mean, the Company’s series F-1 redeemable convertible preferred shares, par value US$0.000125 per share, having the rights, preference and privileges attaching to it as set out herein.

“Series F-2 Preferred Share”	shall mean, the Company’s series F-2 redeemable convertible preferred shares, par value US$0.000125 per share, having the rights, preference and privileges attaching to it as set out herein.

“Series F Preferred Shares”	shall mean Series F-1 Preferred Shares and/or Series F-2 Preferred Shares.

“Series F Redeeming Preferred Share(s)”	shall have the meaning as defined in Section 3.1 of Exhibit A attached hereof.

“Series Approvals Requirement”	shall have the meaning as defined in Section 5.1 of Exhibit A attached hereof.

“Seal”	shall mean, the common seal of the Company and includes every duplicate seal.

“Share” and “Shares”	shall mean, a share or shares in the capital of the Company and includes a fraction of a share.

“Share Count Formula”	shall have the meaning as set forth in the Shareholders Agreement.

“Share Purchase Agreement”	shall mean, Series F Preferred Share Purchase Agreement, dated August 5, 2019, entered into by and among the Company, Kwai, Baidu, CTG, Image Frame Investment (HK) Limited and certain other parties thereto.

“Shareholder”	shall mean, a holder of any Shares.

“Shareholders Agreement”	shall mean, the Sixth Amended and Restated Shareholders Agreement, dated August 7, 2019 among the Company, the Investors and certain other parties thereto, as amended from time to time.

“Shishuo Xinyu”	shall mean, Beijing Shishuo Xinyu Technology Co., Ltd. (北京视说新语科技有限公司).

“Sogou”	shall mean, Sogou Technology Hong Kong Limited.

“Special Drag Holders”	shall have the meaning as defined in Section 6.2 of Exhibit A attached hereof.

“Special Resolution”	shall have the same meaning as in the Statute and includes a unanimous written resolution of all Members entitled to vote and expressed to be a special resolution.

“Statute”	shall mean, the Companies Law of the Cayman Islands (2018 Revision) as further amended and every statutory modification or re-enactment thereof for the time being in effect.

“Subject Rights”	shall have the meaning as set forth in the Shareholders Agreement.

“Subsidiary”	shall mean, with respect to any given Person, any other Person that is Controlled directly or indirectly by such given Person.

“Sunshine Insurance”	shall mean, Sunshine Life Insurance Corporation Limited (阳光人寿保险股份有限公司).

“Tencent”	shall mean, Dandelion Investment Limited and Image Frame Investment (HK) Limited.

“Tencent Director”	shall have the meaning as defined in Article 63.

“Trade Sale”	shall have the meaning as defined in Section 2.2 of Exhibit A attached hereof.

“Trade Sale Assets”	shall have the meaning as set forth in the Shareholders Agreement.

“Trade Sale Proceeds”	shall have the meaning as defined in Section 2.2 of Exhibit A attached hereof.

“Transaction Documents”	shall mean, the Share Purchase Agreement, the Warrant, the Deposit Agreement, the Shareholders Agreement, the Memorandum and these Articles, the Control Documents, the share purchase agreement executed by relevant Investor (other than Share Purchase Agreement), the management rights letter issued to relevant Investor, and the indemnification agreement executed by relevant Director.

“Transfer”	shall mean, any direct or indirect transfer, sale, assignment, pledge, hypothecate, mortgage, encumber or other disposal.

“U.S.”	shall mean, the United States of America.

“VIE Event”	shall have the meaning as defined in Section 3.1 of Exhibit A attached hereof.

“Wholly Owned Group Company”	shall mean each of the following: (i) a Subsidiary of the Company in which the Company owns, directly or indirectly, 100% ownership interests, (ii) Beijing Zhihu and Shishuo Xinyu, and (iii) a Subsidiary of Beijing Zhihu and/or Shishuo Xinyu in which Beijing Zhihu and/or Shishuo Xinyu owns, directly or indirectly, 100% ownership interests.

“Warrant”	shall have the meaning as set forth in the Share Purchase Agreement.

“Warrant Holder”	shall mean the 百度在线网络技术（北京）有限公司 and/or its assignees.

2.	Interpretation. In the Articles:

2.1	words importing the singular number include the plural number and vice-versa;

2.2	words importing the masculine gender include the feminine gender;

2.3	“written” and “in writing” include all modes of representing or reproducing words in visible form, including in the form of an electronic record;

2.4	references to provisions of any Law or regulation shall be construed as references to those provisions as amended, modified, re-enacted or replaced from time to time;

2.5

any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

2.6

the term “voting power” refers to the number of votes attributable to the Shares (on an as-converted basis) in accordance with the terms of the Memorandum and these Articles. For the avoidance of doubt, the holder of one (1) Series F-2 Preferred Share shall have such number of votes, for the Series F-2 Preferred Share held by it, as equal to the number of Class A Ordinary Shares that the Shares deemed to be represented by one (1) Series F-2 Preferred Share, as determined pursuant to the Share Count Formula, are convertible into, as if such Shares are issued and outstanding as fully paid;

2.7	the term “or” is not exclusive;

2.8	the terms “shall”, “will”, and “agree” are mandatory, and the term “may” is permissive;

2.9	the term “day” means calendar day, and “month” means calendar month;

2.10

the phrase “directly or indirectly” means directly, or indirectly through one or more intermediate Persons or through contractual or other arrangements, and “direct or indirect” has the correlative meaning;

2.11	references to any documents shall be construed as references to such document as the same may be amended, supplemented or novated from time to time;

2.12	all references to dollars or to “US$” are to currency of the United States of America and shall be deemed to include reference to the equivalent amount in other currencies; and

2.13	headings are inserted for reference only and shall be ignored in construing these Articles.

2A	All references in these Articles to designated “Articles” and other subdivisions are to the designated Articles and other subdivisions of the body of these Articles unless explicitly stated otherwise.

2B	Notwithstanding any other provisions of these Articles, and for purposes of these Articles:

(a)

any references to Shares, Preferred Shares and Series F Preferred Shares in these Articles shall be deemed to include the Shares deemed to be represented by one (1) Series F-2 Preferred Share, as determined pursuant to the Share Count Formula, as if such Shares are issued and outstanding as fully paid, and the number of Shares, Preferred Shares and Series F Preferred Shares shall be calculated accordingly. When calculating the number of Shares, Preferred Shares and Series F Preferred Shares held by Baidu, the calculation shall be made by taking into account the Shares that one (1) Series F-2 Preferred Share held by it is deemed to represent, as determined pursuant to the Share Count Formula, as if such Shares are issued and outstanding as fully paid;

(b)

the voting power and other rights, preferences or privileges of or attached to one (1) Series F-2 Preferred Share shall be the voting power and such other rights, preferences or privileges of or attached to the Shares deemed to be represented by such Series F-2 Preferred Share (as determined pursuant to the Share Count Formula), as if such Shares are issued and outstanding as fully paid. For the avoidance of doubt, the holder of one (1) Series F-2 Preferred Share shall have such number of votes, for the Series F-2 Preferred Share held by it, as equal to the number of Class A Ordinary Shares that the Shares deemed to be represented by one (1) Series F-2 Preferred Share, as determined pursuant to the Share Count Formula, are convertible into, as if such Shares are issued and outstanding as fully paid; and

(c)

when calculating the number of applicable Shares or percentage of applicable Shares in the issued share capital of the Company on an as-converted basis or on an as-converted and fully-diluted basis (or other expressions with equivalent meanings), (i) the calculation shall be made on the basis that the number of the Class A Ordinary Shares that one (1) Series F-2 Preferred Share is convertible into shall be that number that the Shares deemed to be represented by such Series F-2 Preferred Share, as determined pursuant to the Share Count Formula, are convertible into, as if such Shares are issued and outstanding as fully paid, and (ii) the calculation shall also take into account the number of the Class A Ordinary Shares that the Series F-1 Preferred Shares are convertible into, assuming the full exercise of the Warrant held by the Warrant Holders that are not Affiliates of Baidu.

COMMENCEMENT OF BUSINESS

3.

The business of the Company may be commenced as soon after incorporation as the Directors shall see fit notwithstanding that any part of the Shares may not have been allotted. The Company shall have perpetual existence until wound up or struck off in accordance with the Statute and these Articles.

4.	The Directors may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company, including the expenses of registration.

ISSUE OF SHARES

5.

Subject to the provisions, if any, in the Memorandum (and to any direction that may be given by the Company in a general meeting) and subject to the provisions of Exhibit A attached hereof and without prejudice to any rights, preferences and privileges attached to any existing Shares, (a) the Directors may allot, issue, grant options or warrants over or otherwise dispose of ten (10) classes of Shares to be designated, respectively, as Class A Ordinary Shares, Class B Ordinary Shares, Series A Preferred Shares, Series B Preferred Shares, Series C Preferred Shares, Series D Preferred Shares, Series D1 Preferred Shares, Series E Preferred Shares, Series F-1 Preferred Shares and Series F-2 Preferred Shares; (b) the Preferred Shares may be allotted and issued from time to time in one or more series; and (c) Preferred Shares shall be designated prior to their allotment and issue. In the event that any Preferred Share shall be converted pursuant to Exhibit A attached hereof, the Preferred Shares so converted shall be cancelled and shall not be re-issuable by the Company. Further, any Preferred Share acquired by the Company by reason of redemption, repurchase, conversion or otherwise shall be cancelled and shall not be re-issuable by the Company.

6.	The Company shall not issue Shares to bearer.

PREFERRED SHARES

7.	Certain rights, preferences and privileges of the Preferred Shares are attached hereto as Exhibit A attached hereof and as set forth in these Articles.

8.

For the avoidance of doubt, all other Articles herein are subject to the provisions of Exhibit A attached hereof, and, subject to the requirements of the Statute, in the event of any conflict, the provisions of Exhibit A attached hereof shall prevail over any other Article herein.

ORDINARY SHARES

9.	Certain rights, preferences, privileges and limitations of the Ordinary Shares are as follows:

9.1

Dividends. Subject to the preferential rights of holders of all series and classes of Shares in the Company at the time outstanding having preferential rights as to dividends, the Ordinary Holders shall, subject to the Statute and these Articles, be entitled to receive, when, as and if declared by the Directors, out of any assets of the Company legally available therefor, such dividends as may be declared from time to time by the Directors.

9.2	Liquidation. Upon the liquidation, dissolution or winding up of the Company, the assets of the Company shall be distributed as provided in Exhibit A attached hereof.

9.3

Votings. Each holder of Class A Ordinary Shares shall have the right to one (1) vote with respect to each Class A Ordinary Share, and each holder of Class B Ordinary Shares shall have the right to ten (10) votes with respect to each Class B Ordinary Share. The Ordinary Holders shall be entitled to notice of any Members’ meeting in accordance with these Articles, and shall be entitled to vote upon such matters and in such manner as may be provided for in these Articles.

REGISTER OF MEMBERS

10.

The Company shall maintain or cause to be maintained the Register of Members in accordance with the Statute. The Register of Members shall be the only evidence as to who are the Members entitled to examine the Register of Members, the list required to be sent to Members under Article 38, or the other books and records of the Company, or to vote in person or by proxy at any meeting of Members.

FIXING RECORD DATE

11.

The Directors may fix in advance a date as the record date for any determination of Members entitled to notice of or to vote at a meeting of the Members, or any adjournment thereof, and for the purpose of determining the Members entitled to receive payment of any dividend the Directors may, at or within ninety (90) days prior to the date of declaration of such dividend fix a subsequent date as the record date for such determination.

12.

If no record date is fixed for the determination of Members entitled to notice of, or to vote at, a meeting of Members or Members entitled to receive payment of a dividend, the date on which notice of the meeting is sent or the date on which the resolution of the Directors declaring such dividend is adopted, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Article, such determination shall apply to any adjournment thereof.

CERTIFICATES FOR SHARES

13.

Share certificates representing Shares, if any, shall be in such form as the Directors may determine. Share certificates shall be signed by one or more Directors or other Person authorised by the Directors. The Directors may authorise certificates to be issued with the authorised signature(s) affixed by mechanical process. All certificates for Shares shall be consecutively numbered or otherwise identified and shall specify the Shares to which they relate. All certificates surrendered to the Company for transfer shall be cancelled and, subject to these Articles, no new certificate shall be issued until the former certificate representing a like number of relevant Shares shall have been surrendered and cancelled.

14.

The Company shall not be bound to issue more than one certificate for Shares held jointly by more than one Person and delivery of a certificate to one joint holder shall be a sufficient delivery to all of them.

15.

If a share certificate is defaced, worn out, lost or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity and on the payment of such expenses reasonably incurred by the Company in investigating evidence, as the Directors may prescribe, and (in the case of defacement or wearing out) upon delivery of the old certificate.

TRANSFER OF SHARES

16.

The Shares are subject to transfer restrictions as set forth in the Shareholders Agreement. The Company will only register transfers of Shares that are made in accordance with such agreement and will not register transfers of Shares that are made in violation of such agreement. The instrument of transfer of any Share shall be in writing and shall be executed by or on behalf of the transferor (and, if the Directors so require, signed by the transferee). The transferor shall be deemed to remain the holder of a Share until the name of the transferee is entered in the Register of Members.

REDEMPTION AND REPURCHASE OF SHARES

17.

The Company is permitted to redeem, purchase or otherwise acquire any of the Company’s Shares, so long as such redemption, purchase or acquisition (i) is pursuant to any redemption provisions set forth in the Memorandum and these Articles, (ii) is pursuant to the ESOP, or (iii) is as otherwise agreed by the holder of such Share and the Company, subject in the case of clause (ii) or (iii) to compliance with any applicable restrictions set forth in the Shareholders Agreement and the Memorandum and these Articles.

18.

Subject to the provisions of the Statute and these Articles, the Company may issue Shares that are to be redeemed or are liable to be redeemed at the option of the Member or the Company. Subject to the provisions of the Statute and these Articles, the Directors may authorize the redemption or purchase by the Company of its own Shares in such manner and on such terms as they think fit and may make a payment in respect of the redemption or purchase of its own Shares in any manner permitted by the Statute, including out of capital.

VARIATION OF RIGHTS OF SHARES

19.

Subject to Section 5 of Exhibit A attached hereof, if at any time the share capital of the Company is divided into different classes of Shares, the rights attached to any class (unless otherwise provided by the terms of issue of the Shares of that class) may only be varied with the consent in writing of Members holding not less than a majority of the votes entitled to be cast by holders (in person or by proxy) of Shares on a poll at a general meeting of such class affected by the proposed variation of rights or with the sanction of a resolution of such Members holding not less than a majority of the votes which could be cast by holders (in person or by proxy) of Shares of such class on a poll at a general meeting but not otherwise.

20.

For the purpose of the preceding Article, all of the provisions of these Articles relating to general meetings shall apply, to the extent applicable, mutatis mutandis, to every meeting of holders of separate class of shares, except that the necessary quorum shall be one or more Persons holding or representing by proxy at least a majority of the issued Shares of such class and that any Member holding Shares of such class, present in person or by proxy, may demand a poll.

21.

The rights conferred upon the holders of Shares or any class of Shares shall not, unless otherwise expressly provided by the terms of issue of such Shares, be deemed to be varied by (i) the creation, redesignation, or issue of Shares ranking senior thereto or pari passu therewith; or (ii) the redemption or purchase of Shares of any class or series by the Company in accordance with the Transaction Documents.

COMMISSION ON SALE OF SHARES

22.

Subject to Exhibit A attached hereof, (i) the Company may, with the approval of the Board, so far as the Statute permits, pay a commission to any Person in consideration of his or her subscribing or agreeing to subscribe whether absolutely or conditionally for any Shares of the Company; (ii) such commissions may be satisfied by the payment of cash and/or the issue of fully or partly paid-up Shares; and (iii) the Company may also on any issue of Shares pay such brokerage as may be lawful.

NON-RECOGNITION OF INTERESTS

23.

The Company shall not be bound by or compelled to recognise in any way (even when having notice thereof) any equitable, contingent, future or partial interest in any Share, or (except only as is otherwise provided by these Articles or the Statute) any other rights in respect of any Share other than an absolute right to the entirety thereof in the registered holder.

TRANSMISSION OF SHARES

24.

If a Member dies, the survivor or survivors where such Member was a joint holder, and his or her legal personal representatives where such Member was a sole holder, shall be the only Persons recognised by the Company as having any title to such Member’s interest. The estate of a deceased Member is not thereby released from any liability in respect of any Share that had been jointly held by such Member.

25.

Any Person becoming entitled to a Share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may from time to time be required by the Directors, elect either to become the holder of the Share or to have some Person nominated by him or her as the transferee.

26.

If the Person so becoming entitled shall elect to be registered as the holder, such Person shall deliver or send to the Company a notice in writing signed by such Person stating that he or she so elects.

AMENDMENTS OF MEMORANDUM AND ARTICLES OF ASSOCIATION AND ALTERATION OF CAPITAL

27.	Subject to the provisions of the Statute and to Exhibit A attached hereof, the Company may by Ordinary Resolution:

27.1	increase the share capital by such sum as the resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as the Company in general meeting may determine;

27.2	consolidate and divide all or any of its share capital into Shares of larger amount than its existing Shares;

27.3	by subdivision of its existing Shares or any of them divide the whole or any part of its share capital into Shares of smaller amount than is fixed by the Memorandum or into Shares without par value;

27.4	cancel any Shares that at the date of the passing of the resolution have not been taken or agreed to be taken by any Person; and

27.5	perform any action not required to be performed by Special Resolution.

28.

Subject to the provisions of the Statute and to Exhibit A attached hereof and the provisions of these Articles as regards the matters to be dealt with by Ordinary Resolution, the Company may by Special Resolution:

28.1	change its name;

28.2	alter or add to these Articles;

28.3	alter or add to the Memorandum with respect to any objects, powers or other matters specified therein; and

28.4	reduce its share capital and any capital redemption reserve fund.

REGISTERED OFFICE

29.	Subject to the provisions of the Statute, the Company may by resolution of the Directors change the location of its Registered Office.

GENERAL MEETINGS

30.	All general meetings other than annual general meetings shall be called extraordinary general meetings.

31.

The Company shall, if required by the Statute or if so determined by the Directors, in each year hold a general meeting as its annual general meeting, and shall specify the meeting as such in the notices calling it. The annual general meeting shall be held at such time and place as the Directors shall appoint. At these meetings, the report of the Directors (if any) shall be presented.

32.	The Directors may call general meetings, and they shall on a Members requisition forthwith proceed to convene an extraordinary general meeting of the Company.

33.

A Members requisition is a requisition of Members of the Company holding, on the date of deposit of the requisition, not less than (i) the Majority Ordinary Holders, and (ii) the Preferred Majority Holders, entitled to attend and vote at general meetings of the Company.

34.

The requisition must state the objects of the meeting and must be signed by the requisitionists and deposited at the Registered Office, and may consist of several documents in like form each signed by one or more requisitionists.

35.

If the Directors do not within twenty-one (21) days from the date of the deposit of the requisition duly proceed to convene a general meeting to be held within a further twenty-one (21) days, the requisitionists, or any of them representing more than one-half of the total voting rights of all of them, may themselves convene a general meeting, but any meeting so convened shall not be held after the expiration of three (3) months after the expiration of the said twenty-one (21) days.

36.	A general meeting convened as aforesaid by requisitionists shall be convened in the same manner as nearly as possible as that in which general meetings are to be convened by Directors.

NOTICE OF GENERAL MEETINGS

37.

At least ten (10) days’ notice shall be given of any general meeting unless such notice is waived before, at or after such meeting by (i) the Majority Ordinary Holders or their proxies, (ii) the Majority Preferred A Holders or their proxies, (iii) the Majority Preferred B Holders or their proxies, (iv) the Majority Preferred C Holders or their proxies, (v) the Majority Preferred D Holders or their proxies, (vi) the Majority Preferred E Holders or their proxies, and (vii) the Majority Preferred F Holders or their proxies. Every notice shall be exclusive of the day on which it is given or deemed to be given and shall specify the place, the day and the hour of the meeting and the general nature of the business and shall be given in the manner hereinafter mentioned or in such other manner, if any, as may be prescribed by the Company, provided that a general meeting of the Company shall, whether or not the notice specified in this regulation has been given and whether or not the provisions of the Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed by (i) the Majority Ordinary Holders or their proxies, (ii) the Majority Preferred A Holders or their proxies, (iii) the Majority Preferred B Holders or their proxies, (iv) the Majority Preferred C Holders or their proxies, (v) the Majority Preferred D Holders or their proxies, (vi) the Majority Preferred E Holders or their proxies, and (vii) the Majority Preferred F Holders or their proxies.

38.

The officer of the Company who has charge of the Register of Members of the Company shall prepare and make, at least two (2) days before every general meeting, a complete list of the Members entitled to vote at the general meeting, arranged in alphabetical order, and showing the address of each Member and the number of shares registered in the name of each Member. Such list shall be open to examination by any Member for any purpose germane to the meeting, during ordinary business hours, for a period of at least two (2) days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any Member who is present.

PROCEEDINGS AT GENERAL MEETINGS

39.

The Majority Ordinary Holders, the Majority Preferred A Holders, the Majority Preferred B Holders, the Majority Preferred C Holders, the Majority Preferred D Holders, the Majority Preferred E Holders, and the Majority Preferred F Holders, together, present in person or by proxy or if a company or other non-natural Person by its duly authorised representative shall be a quorum. Subject to Article 42, no business shall be transacted at any general meeting unless a quorum is present at the time when the meeting proceeds to business.

40.

A Person may participate at a general meeting by conference telephone or other communications equipment by means of which all the Persons participating in the meeting can communicate with each other. Participation by a Person in a general meeting in this manner is treated as presence in person at that meeting.

41.

Subject to Exhibit A attached hereof, a resolution in writing (in one or more counterparts) shall be as valid and effective as if the resolution had been passed at a duly convened and held general meeting of the Company if:

41.1	in the case of a Special Resolution, it is signed by all Members required for such Special Resolution to be deemed effective under the Statute; or

41.2

in the case of any resolution passed other than as a Special Resolution, it is signed by the Majority Ordinary Holders, the Majority Preferred A Holders, the Majority Preferred B Holders, the Majority Preferred C Holders, the Majority Preferred D Holders, the Majority Preferred E Holders, and the Majority Preferred F Holders and other Members for the time being holding the remaining Shares carrying in aggregate not less than the minimum number of votes that would be necessary to authorize or take such action at a general meeting at which all Shares entitled to vote thereon were present and voted (calculated in accordance with Exhibit A attached hereof) (or, being companies, signed by their duly authorised representative).

42.

A quorum, once established, shall not be broken by the withdrawal of enough votes to leave less than a quorum and the votes present may continue to transact business until adjournment. If, however, such quorum shall not be present or represented at any general meeting, the Members (or their proxies) holding a majority of the aggregate voting power of all of the Shares represented at the meeting may adjourn the meeting from time to time, until a quorum shall be present or represented; provided that, if notice of such meeting has been duly delivered to all Members ten (10) days prior to the scheduled meeting in accordance with the notice procedures hereunder, and the quorum is not present within one hour from the time appointed for the meeting solely because of the absence of any Preferred Holder, the meeting shall be adjourned to the seventh (7th) following Business Day at the same time and place (or to such other time or such other place as the directors may determine) with notice delivered to all Members five (5) days prior to the adjourned meeting in accordance with the notice procedures under Articles 108 through Article 112 and, if at the adjourned meeting, the quorum is not present within one half hour from the time appointed for the meeting solely because of the absence of any Preferred Holder, then the presence of such holders shall not be required at such adjourned meeting for purposes of establishing a quorum. At such adjourned meeting, any business may be transacted that might have been transacted at the meeting as originally notified.

43.

The chairman, if any, of the Board of Directors shall preside as chairman at every general meeting of the Company, or if there is no such chairman, or if he or she shall not be present within ten (10) minutes after the time appointed for the holding of the meeting, or is unwilling or unable to act, the Directors present shall elect one of their members to be chairman of the meeting. If at any general meeting no Director is willing to act as chairman or if no Director is present within fifteen (15) minutes after the time appointed for holding the meeting, the Members present shall choose one of their members to be chairman of the meeting.

44.

With the consent of a general meeting at which a quorum is present, the chairman may (and shall if so directed by the meeting), adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. When a general meeting is adjourned, notice of the adjourned meeting shall be given as in the case of an original meeting.

45.	A resolution put to the vote of the meeting shall be decided by poll and not on a show of hands.

46.

On a poll a Member who is a holder of Class B Ordinary Shares shall have ten (10) votes for each Class B Ordinary Share he holds, while a Member other than any holder of Class B Ordinary Shares shall have one (1) vote for each Class A Ordinary Share he holds on an as converted basis. For the avoidance of doubt, the holder of one (1) Series F-2 Preferred Share shall have such number of votes, for the Series F-2 Preferred Share held by it, as equal to the number of Class A Ordinary Shares that the Shares deemed to be represented by one (1) Series F-2 Preferred Share, as determined pursuant to the Share Count Formula, are convertible into, as if such Shares are issued and outstanding as fully paid.

47.

Except on a poll on a question of adjournment, a poll shall be taken as the chairman directs, and the result of the poll shall be deemed to be the resolution of the general meeting at which the poll was demanded.

48.	A poll on a question of adjournment shall be taken forthwith.

49.

A poll on any other question shall be taken at such time as the chairman of the general meeting directs, and any business other than that upon which a poll has been demanded or is contingent thereon may proceed pending the taking of the poll.

VOTES OF MEMBERS

50.	Except as otherwise required by the Statute or these Articles, the Ordinary Shares and the Preferred Shares shall vote together on an as converted basis on all matters submitted to a vote of Members.

51.

In the case of joint holders of record, the vote of the senior holder who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders, and seniority shall be determined by the order in which the names of the holders stand in the Register of Members.

52.

A Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote by his or her committee, receiver, or other Person on such Member’s behalf appointed by that court, and any such committee, receiver, or other Person may vote by proxy.

53.

No Person shall be entitled to vote at any general meeting or at any separate meeting of the holders of a class or series of Shares unless he or she is registered as a Member on the record date for such meeting nor unless all calls or other monies then payable by such Member in respect of Shares have been paid.

54.

No objection shall be raised to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at the meeting shall be valid. Any objection made in due time shall be referred to the chairman whose decision shall be final and conclusive.

55.	Votes may be cast either personally or by proxy. A Member may appoint more than one proxy or the same proxy under one or more instruments to attend and vote at a meeting.

56.	[Intentionally left blank].

PROXIES

57.

The instrument appointing a proxy shall be in writing, be executed under the hand of the appointor or of his or her attorney duly authorised in writing, or, if the appointor is a corporation, under the hand of an officer or attorney duly authorised for that purpose. A proxy need not be a Member.

58.

The instrument appointing a proxy shall be deposited at the Registered Office or at such other place as is specified for that purpose in the notice convening the meeting, no later than the time for holding the meeting or adjourned meeting.

59.

The instrument appointing a proxy may be in any usual or common form and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked. An instrument appointing a proxy shall be deemed to include the power to demand or join or concur in demanding a poll.

60.

Votes given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Share in respect of which the proxy is given unless notice in writing of such death, insanity, revocation or transfer was received by the Company at the Registered Office before the commencement of the general meeting or adjourned meeting at which it is sought to use the proxy.

CORPORATE MEMBERS

61.

Any corporation or other non-natural Person that is a Member may in accordance with its constitutional documents, or in the absence of such provision by resolution of its directors or other governing body, authorise such Person as it thinks fit to act as its representative at any meeting of the Company or any class of Members, and the Person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he or she represents as the corporation could exercise if it were an individual Member.

SHARES THAT MAY NOT BE VOTED

62.

Shares that are beneficially owned by the Company or held by it in a fiduciary capacity shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding Shares at any given time.

APPOINTMENT OF DIRECTORS AND OBSERVERS

63.

The Company shall have up to fifteen (15) Directors on the Board, with the composition as follows: (i) ZHOU Yuan (周源) shall be exclusively entitled to designate, appoint, remove, replace and reappoint up to eight (8) Directors, (ii) Qiming shall be exclusively entitled to designate, appoint, remove, replace and reappoint one (1) Director (the “Qiming Director”), (iii) IWDF shall be exclusively entitled to designate, appoint, remove, replace and reappoint one (1) Director (the “IWDF Director”), (iv) SAIF shall be exclusively entitled to designate, appoint, remove, replace and reappoint one (1) Director (the “SAIF Director”), (v) Tencent shall be exclusively entitled to designate, appoint, remove, replace and reappoint one (1) Director (the “Tencent Director”), (vi) CTG shall be exclusively entitled to designate, appoint, remove, replace and reappoint one (1) Director (the “CTG Director”), (vi) Advantech shall be exclusively entitled to designate, appoint, remove, replace and reappoint one (1) Director (the “Advantech Director”), and (vii) Kwai shall be exclusively entitled to designate, appoint, remove, replace and reappoint one (1) Director (the “Kwai Director”). Without limiting the generality of the foregoing, so long as ZHOU Yuan (周源) remains as a Director, and there is only one (1) Director appointed to the Board by him, he shall have eight (8) votes in respect of any resolution proposed at a Board meeting and each other Director shall have one (1) vote.

63A.

So long as Qiming, IWDF, SAIF, Tencent, CTG, Sogou, Advantech, Goldman Sachs, Kwai and Baidu (or its Affiliate) each holds any Shares of the Company, each of them shall be entitled to appoint one (1) observer (the “Observer”). So long as Huaxing holds any Shares of the Company, it shall be entitled to appoint one (1) Observer, who shall be Fan Bao. Each Observer is entitled to attend all meetings of the Board, in a nonvoting observer capacity and the Company shall give the Observer copies of all notices, minutes, consents, and other materials that the Company provides to the Directors at the same time and in the same manner as provided to such Directors; provided, however, that the Observer shall agree to hold in confidence and trust all information so provided.

POWERS OF DIRECTORS

64.

Subject to the provisions of the Statute, the Memorandum and these Articles and to any directions given by Special Resolution, the business of the Company shall be managed by or under the direction of the Directors who may exercise all the powers of the Company; provided, however, that the Company shall not carry out any action inconsistent with Exhibit A attached hereof. No alteration of the Memorandum or these Articles and no such direction shall invalidate any prior act of the Directors that would have been valid if that alteration had not been made or that direction had not been given. A duly convened meeting of Directors at which a quorum is present may exercise all powers exercisable by the Directors.

65.

All cheques, promissory notes, drafts, bills of exchange and other negotiable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Directors shall determine.

66.

Subject to Exhibit A attached hereof, the Directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to his or her spouse or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

67.

Subject to Exhibit A attached hereof, the Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital or any part thereof and to issue debentures, debenture shares, mortgages, bonds and other such securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

VACATION OF OFFICE AND REMOVAL OF DIRECTOR

68.	The office of a Director shall be vacated if:

68.1	such Director gives notice in writing to the Company that he or she resigns the office of Director; or

68.2	such Director dies, becomes bankrupt or makes any arrangement or composition with such Director’s creditors generally; or

68.3	such Director is found to be or becomes of unsound mind;

69.

Any Director who shall have been elected by a specified group of Members may be removed during the aforesaid term of office, either for or without cause, by, and only by, the affirmative vote of the group of Members then entitled to elect such Director in accordance with Article 63, given at a special meeting of such Members duly called or by an action by written consent for that purpose. Any vacancy in the Board of Directors caused as a result of such removal or one or more of the events set out in Article 68 of any Director who shall have been elected by a specified group of Members, may be filled by, and only by, the affirmative vote of the group of Members then entitled to elect such Director in accordance with Article 63, given at a special meeting of such Members duly called or by an action by written consent for that purpose, unless otherwise agreed upon among such Members.

PROCEEDINGS OF DIRECTORS

70.

A Director may by a written instrument appoint an alternate who need not be a Director, and an alternate is entitled to attend meetings in the absence of the Director who appointed him and to vote or consent in place of the Director. At all meetings of the Board of Directors a majority of the number of the Directors (including all the Preferred Directors) in office elected in accordance with Article 63 shall be necessary and sufficient to constitute a quorum for the transaction of business, and the vote of a majority of the Directors present (in person or in alternate) at any meeting at which there is a quorum, shall be the act of the Board of Directors, except as may be otherwise specifically provided by the Statute, the Shareholders Agreement, the Memorandum or these Articles. If only one Director is elected, such sole Director shall constitute a quorum. If a quorum shall not be present at any meeting of the Board of Directors, the Directors present thereat may adjourn the meeting, until a quorum shall be present, provided that, if notice of the board meeting has been duly delivered to all directors of the Board prior to the scheduled meeting in accordance with the notice procedures hereunder, and the quorum is not present within one hour from the time appointed for the meeting, the meeting shall be adjourned to the seventh (7th) following Business Day at the same time and place (or to such other time or such other place as the Directors may determine) with notice delivered to all Directors in accordance with the notice procedures hereunder and, if at the adjourned meeting, the quorum is not present within half an hour from the time appointed for the meeting, then the presence of other Directors shall not be required at such adjourned meeting for purpose of determining if a quorum has been established.

71.

Subject to the provisions of these Articles, the Directors may regulate their proceedings as they think fit, provided however that the board meetings shall be held at least once each calendar quarter unless the Board (including the affirmative votes of the Preferred Majority Directors) otherwise approves and that a written notice of each meeting, agenda of the business to be transacted at the meeting and all documents and materials to be circulated at or presented to the meeting shall be sent to all Directors entitled to receive notice of the meeting at least five (5) days before the meeting and a copy of the minutes of the meeting shall be sent to such Persons.

72.

A Person may participate in a meeting of the Directors or committee of the Board of Directors by conference telephone or other communications equipment by means of which all the Persons participating in the meeting can communicate with each other at the same time. Participation by a Person in a meeting in this manner is treated as presence in person at that meeting. Unless otherwise determined by the Directors, the meeting shall be deemed to be held at the place where the chairman is at the start of the meeting. In the event of a deadlock of the votes at any meeting of the Directors, the relevant matters shall be submitted to the Members for approval, subject to compliance with Exhibit A attached hereof.

73.

A resolution in writing (in one or more counterparts) signed by all the Directors or all the members of a committee of the Board of Directors shall be as valid and effectual as if it had been passed at a meeting of the Directors, or committee of the Board of Directors as the case may be, duly convened and held.

74.	Meetings of the Board of Directors may be called by any Director on forty-eight (48) hours’ notice to each Director in accordance with Articles 108 through Article 112.

75.

The continuing Directors may act notwithstanding any vacancy in their body, but if and so long as their number is reduced below the number fixed by or pursuant to these Articles as the necessary quorum of Directors, the continuing Directors or Director may act for the purpose of increasing the number of Directors to that number, or of summoning a general meeting of the Company, but for no other purpose.

76.

The Directors may elect a chairman of the Board and determine the period for which he or she is to hold office; but if no such chairman is elected, or if at any meeting the chairman shall not be present within ten (10) minutes after the time appointed for holding the same, the Directors present may choose one of their members to be chairman of the meeting.

77.

All acts done by any meeting of the Directors or of a committee of the Board of Directors shall, notwithstanding that it be afterwards discovered that there was some defect in the appointment of any Director or that they or any of them were disqualified, be as valid as if every such Person had been duly appointed and qualified to be a Director.

PRESUMPTION OF ASSENT

78.

A Director who is present at a meeting of the Directors at which action on any Company matter is taken shall be presumed to have assented to the action taken unless the Director’s dissent shall be entered in the minutes of the meeting or unless the Director shall file his or her written dissent from such action with the Person acting as the chairman or secretary of the meeting before the adjournment thereof or shall forward such dissent by registered post to such Person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director who voted in favour of such action.

DIRECTORS’ INTERESTS

79.

Subject to Article 82, a Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with his or her office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.

80.

Subject to Article 82, a Director may act by himself or herself or his or her firm in a professional capacity for the Company and such Director or firm shall be entitled to remuneration for professional services as if such Director were not a Director.

81.

Subject to Article 82, a Director may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as member or otherwise, and no such Director shall be accountable to the Company for any remuneration or other benefits received by such Director as a director or officer of, or from his or her interest in, such other company.

82.

In addition to any further restrictions set forth in these Articles, no Person shall be disqualified from the office of Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director shall be in any way interested (each, an “Interested Transaction”) be or be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realised by any such Interested Transaction by reason of such Director holding office or of the fiduciary relation thereby established, and any such director may vote at a meeting of directors on any resolution concerning a matter in which that director has an interest (and if he votes his vote shall be counted) and shall be counted towards a quorum of those present at such meeting, in each case so long as the material facts of the interest of each Director in the agreement or transaction and his interest in or relationship to any other party to the agreement or transaction are disclosed in good faith to and are known by the other Directors. A general notice or disclosure to the Directors or otherwise contained in the minutes of a meeting or a written resolution of the directors or any committee thereof that a Director is a member of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure under this Article 82.

MINUTES

83.

The Directors shall cause minutes to be made in books kept for the purpose of all appointments of officers made by the Directors, all proceedings at meetings of the Company or the holders of any series of Shares and of the Directors, and of committees of the Board of Directors including the names of the Directors present at each meeting.

DELEGATION OF DIRECTORS’ POWERS

84.

Subject to these Articles, the Board of Directors may establish any committees, and approve the delegation of any of their powers to any committee consisting of one or more Directors. The Board of Directors may designate one or more Directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of any such committee, provided that the Preferred Majority Directors shall be designated by the Board of Directors (which shall include the affirmative votes of the Preferred Majority Directors) as members to each such committee of the Board of Directors. In the absence or disqualification of a member of a committee, and in the absence of a designation by the Board of Directors of an alternate member to replace the absent or disqualified member, the member or members thereof present at any meeting and not disqualified from voting, whether or not he, she or they constitute a quorum, may unanimously appoint another Director to act at the meeting in the place of the absent or disqualified member if such other Director’s appointment is approved or ratified by the Board of Directors.

85.

Any committee, to the extent allowed by Law and provided in the resolution establishing such committee, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Company. Each committee shall keep regular minutes and report to the Board of Directors when required. Subject to these Articles, the proceedings of a committee of the Board of Directors shall be governed by the Articles regulating the proceedings of the Board of Directors, so far as they are capable of applying.

86.

The Board of Directors may also delegate to any managing Director or any Director holding any other executive office such of their powers as they consider desirable to be exercised by such Person provided that the appointment of a managing Director shall be revoked forthwith if he or she ceases to be a Director. Any such delegation may be made subject to any conditions the Board of Directors may impose, and either collaterally with or to the exclusion of their own powers and may be revoked or altered.

87.

Subject to these Articles, the Directors may by power of attorney or otherwise appoint any company, firm, Person or body of Persons, whether nominated directly or indirectly by the Directors, to be the attorney or authorised signatory of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney or other appointment may contain such provisions for the protection and convenience of Persons dealing with any such attorneys or authorised signatories as the Directors may think fit and may also authorise any such attorney or authorised signatory to delegate all or any of the powers, authorities and discretions vested in him or her.

88.

Subject to these Articles, the Directors may appoint such officers as they consider necessary on such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors may think fit. Unless otherwise specified in the terms of an officer’s appointment, an officer may be removed by resolution of the Directors or Members.

NO MINIMUM SHAREHOLDING

89.	There is no minimum shareholding required to be held by a Director.

REMUNERATION OF DIRECTORS

90.

The remuneration to be paid to the Directors, if any, shall be such remuneration as determined by the Board (including the affirmative votes of the Preferred Majority Directors). A Director who is not an employee of any Group Company shall also be entitled to be paid all reasonable travelling, hotel and other out-of-pocket expenses properly incurred by them in connection with their attendance at meetings of the Board of Directors or committees of the Board of Directors, or general meetings of the Company, or otherwise in connection with the business of the Company.

91.

The Directors may by resolution of the majority of the Board (including the affirmative votes of the Preferred Majority Directors) approve additional remuneration to any Director for any services other than his or her ordinary routine work as a Director. Any fees paid to a Director who is also counsel or solicitor to the Company, or otherwise serves it in a professional capacity shall be in addition to his or her remuneration as a Director.

SEAL

92.

The Company may, if the Directors so determine, have a Seal. The Seal shall only be used by the authority of the Directors or of a committee of the Board of Directors authorised by the Board of Directors. Every instrument to which the Seal has been affixed shall be signed by at least one Person who shall be either a Director or some officer or other Person appointed by the Directors for the purpose.

93.

The Company may have for use in any place or places outside the Cayman Islands a duplicate Seal or Seals each of which shall be a facsimile of the common Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

94.

A Director or officer, representative or attorney of the Company may without further authority of the Directors affix the Seal over his or her signature alone to any document of the Company required to be authenticated by him or her under seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

DIVIDENDS, DISTRIBUTIONS AND RESERVE

95.

Subject to the Statute and these Articles (including but not limited to Exhibit A attached hereof), the Directors may declare dividends and distributions on Shares in issue and authorise payment of the dividends or distributions out of the assets of the Company lawfully available therefor. No dividend or distribution shall be paid except out of the realised or unrealised profits of the Company, or out of the share premium account or as otherwise permitted by the Statute.

96.

All dividends and distributions shall be declared and paid according to the provisions of Exhibit A attached hereof. For the purposes of calculating dividends and distributions, the total amount of dividends and distributions that one (1) Series F-2 Preferred Share shall be entitled to receive shall be calculated in accordance with the Shares it is deemed to represent, as determined pursuant to the Share Count Formula, as if such Shares are issued and outstanding as fully paid.

97.	The Directors may deduct from any dividend or distribution payable to any Member all sums of money (if any) then payable by such Member to the Company on account of calls or otherwise.

98.

Subject to the provisions of Exhibit A attached hereof, the Directors may declare that any dividend or distribution be paid wholly or partly by the distribution of specific assets and in particular of shares, debentures or securities of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional Shares and fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the basis of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees as may seem expedient to the Directors.

99.

Any dividend, distribution, interest or other monies payable in cash in respect of Shares may be paid by wire transfer to the holder or by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the registered address of the holder who is first named on the Register of Members or to such Person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the Person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any dividends, bonuses or other monies payable in respect of the Share held by them as joint holders.

100.	No dividend or distribution shall bear interest against the Company, except as expressly provided in these Articles.

101.

Any dividend that cannot be paid to a Member and/or that remains unclaimed after six (6) months from the date of declaration of such dividend may, in the discretion of the Directors, be paid into a separate account in the Company’s name, provided that the Company shall not be constituted as a trustee in respect of that account and the dividend shall remain as a debt due to the Member. Any dividend that remains unclaimed after a period of six (6) years from the date of declaration of such dividend shall be forfeited and shall revert to the Company.

CAPITALIZATION

102.

Subject to these Articles, including but not limited to Exhibit A attached hereof, the Directors may capitalise any sum standing to the credit of any of the Company’s reserve accounts (including share premium account and capital redemption reserve fund) or any sum standing to the credit of profit and loss account or otherwise available for distribution and to appropriate such sum to Members in the proportions in which such sum would have been divisible amongst them had the same been a distribution of profits by way of dividend as set forth in Exhibit A attached hereof and to apply such sum on their behalf in paying up in full unissued Shares for allotment and distribution credited as fully paid-up to and amongst them in the proportion aforesaid. In such event, the Directors shall do all acts and things required to give effect to such capitalization, with full power to the Directors to make such provisions as they think fit for the case of Shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned). The Directors may authorise any Person to enter on behalf of all of the Members interested into an agreement with the Company providing for such capitalization and matters incidental thereto and any agreement made under such authority shall be effective and binding on all concerned.

BOOKS OF ACCOUNT

103.

The Directors shall cause proper books of account to be kept at such place as they may from time to time designate with respect to all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place, all sales and purchases of goods by the Company and the assets and liabilities of the Company. Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions. The Directors shall from time to time determine whether and to what extent and at what times and places, and under what conditions or regulations, the accounts and books of the Company or any of them shall be open to inspection of Members not being Directors and no such Member shall have any right of inspecting any account or book or document of the Company except as conferred by the Statute or authorized by the Directors or the Company in general meeting or in a written agreement binding on the Company. The Company shall cause all books of account to be maintained for a minimum period of five (5) years from the date on which they were prepared.

104.

The Directors may from time to time cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by Law.

AUDIT

105.	Subject to Exhibit A attached hereof, the Directors may appoint an Auditor who shall hold office until removed from office by a resolution of the Directors, and may fix the Auditor’s remuneration.

106.

Every Auditor shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and officers of the Company such information and explanation as may be necessary for the performance of the duties of the Auditor.

107.

Auditors shall, if so required by the Directors, make a report on the accounts of the Company during their tenure of office at the next annual general meeting following their appointment in the case of a company that is registered with the Registrar of Companies as an ordinary company, and at the next extraordinary general meeting following their appointment in the case of a company that is registered with the Registrar of Companies as an exempted company and at any other time during their term of office, upon request of the Directors or any general meeting of the Members.

NOTICES

108.

Except as otherwise provided in these Articles, notices shall be in writing. Notice may be given by the Company to any Member or Director either personally or by sending it by next-day or second-day courier service, fax, electronic mail or similar means to such Member or Director (as the case may be) or to the address of such Member or Director as shown in the Register of Members or the Register of Directors (as the case may be) (or where the notice is given by electronic mail by sending it to the electronic mail address provided by such Member or Director).

109.

Where a notice is sent by next-day or second-day courier service, service of the notice shall be deemed to be effected by properly addressing, prepaying and sending by next-day or second-day service through an internationally-recognized courier a letter containing the notice, with a confirmation of delivery, and to have been effected at the expiration of two (2) days (not including Saturdays or Sundays or public holidays) after the letter containing the same is sent as aforesaid. Where a notice is sent by fax to a fax number provided by the intended recipient, service of the notice shall be deemed to be effected when the receipt of the fax is acknowledged by the recipient. Where a notice is given by electronic mail to the electronic mail address provided by the intended recipient, service shall be deemed to be effected when the receipt of the electronic mail is acknowledged by the recipient.

110.

A notice may be given by the Company to the Person or Persons that the Company has been advised are entitled to a Share or Shares in consequence of the death or bankruptcy of a Member in the same manner as other notices that are required to be given under these Articles and shall be addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the Persons claiming to be so entitled, or at the option of the Company, by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

111.

Notice of every general meeting shall be given in any manner hereinbefore authorised to every Person shown as a Member in the Register of Members on the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the Register of Members and every Person upon whom the ownership of a Share devolves by reason of his or her being a legal personal representative or a trustee in bankruptcy of a Member of record where the Member of record but for his or her death or bankruptcy would be entitled to receive notice of the meeting, and no other Person shall be entitled to receive notices of general meetings.

112.

Whenever any notice is required by Law or these Articles to be given to any Director, member of a committee or Member, a waiver thereof in writing, signed by the Person or Persons entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent thereto.

WINDING UP

113.

If the Company shall be wound up, assets available for distribution amongst the Members (which shall be deemed to include, any exercise price or purchase price payable by the Participating ESOP Holders in respect of the Participating ESOP Awards according to the ESOP) shall be distributed, in accordance with Exhibit A attached hereof.

114.

If the Company shall be wound up, the liquidator may, with the sanction of a Special Resolution and any other sanction required by the Statute, divide amongst the Members and the Participating ESOP Holders in kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not, which shall be deemed to include, any exercise price or purchase price payable by the Participating ESOP Holders in respect of the Participating ESOP Awards according to the ESOP) and may for that purpose value any such assets and, subject to Exhibit A attached hereof, determine how the division shall be carried out as between the Members or different classes of Members, and the Participating ESOP Holders. The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Members and the Participating ESOP Holders as the liquidator, with the like sanction, shall think fit, but so that no Member or Participating ESOP Holder shall be compelled to accept any asset upon which there is a liability.

INDEMNITY

115.

To the maximum extent permitted by applicable Law and any indemnification agreement entered into by the Company, the Directors and officers for the time being of the Company and any trustee for the time being acting in relation to any of the affairs of the Company and their heirs, executors, administrators and personal representatives respectively shall be indemnified out of the assets of the Company from and against all actions, proceedings, costs, charges, losses, damages and expenses that they or any of them shall or may incur or sustain by reason of any act done or omitted in or about the execution of their duty in their respective offices or trusts, except such (if any) as they shall incur or sustain by or through their own fraud or dishonesty, and no such Director or officer or trustee shall be answerable for the acts, receipts, neglects or defaults of any other Director or officer or trustee or for joining in any receipt for the sake of conformity or for the solvency or honesty of any banker or other Persons with whom any monies or effects belonging to the Company may be lodged or deposited for safe custody or for any insufficiency of any security upon which any monies of the Company may be invested or for any other loss or damage due to any such cause as aforesaid or which may happen in or about the execution of his or her office or trust unless the same shall happen through the fraud or dishonesty of such Director or officer or trustee. Except with respect to proceedings to enforce rights to indemnification pursuant to this Article, the Company shall indemnify any such indemnitee pursuant to this Article in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors. The right to indemnification conferred in this Article shall include the right to be paid by the Company the expenses incurred in defending any such proceeding in advance of its final disposition to the maximum extent provided by, and subject to the requirements of, applicable Law, so long as the indemnitee agrees with the Company to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such indemnitee is not entitled to be indemnified for such expenses under this Article.

116.

To the maximum extent permitted by applicable Law, the Directors and officers for the time being of the Company and any trustee for the time being acting in relation to any of the affairs of the Company and their heirs, executors, administrators and personal representatives respectively shall not be personally liable to the Company or its Members for monetary damages for breach of their duty in their respective offices, except such (if any) as they shall incur or sustain by or through their own fraud or dishonesty respectively.

FINANCIAL YEAR

117.

Unless the Directors otherwise prescribe, the financial year of the Company shall end on the 31st of December in each year and, following the year of incorporation, shall begin on the 1st of January in each year.

TRANSFER BY WAY OF CONTINUATION

118.

If the Company is exempted as defined in the Statute, it shall, subject to the provisions of the Statute and with the approval of a Special Resolution and the written consents of the Preferred Majority Holders, have the power to register by way of continuation as a body corporate under the Laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

FORFEIT OF SHARES

119.

If a call or instalment of a call remains unpaid after it has become due and payable the Directors may give to the Person from whom it is due not less than seven (7) days’ notice requiring payment of the amount unpaid together with any interest which may have accrued and any expenses incurred by the Company by reason of such non-payment. The notice shall specify where payment is to be made and shall state that if the notice is not complied with the Shares in respect of which the call was made will be liable to be forfeited.

120.

If the notice is not complied with, any Share in respect of which it was given may, before the payment required by the notice has been made, be forfeited by a resolution of the Directors. Such forfeiture shall include all dividends, other distributions or other monies payable in respect of the forfeited Share and not paid before the forfeiture.

121.

A forfeited Share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the Directors think fit and at any time before a sale, re-allotment or disposition the forfeiture may be cancelled on such terms as the Directors think fit. Where for the purposes of its disposal a forfeited Share is to be transferred to any Person the Directors may authorise some Person to execute an instrument of transfer of the Share in favour of that Person.

122.

A Person any of whose Shares have been forfeited shall cease to be a Member in respect of them and shall surrender to the Company for cancellation the certificate for the Shares forfeited and shall remain liable to pay to the Company all monies which at the date of forfeiture were payable by him to the Company in respect of those Shares together with interest at such rate as the Directors may determine, but his liability shall cease if and when the Company shall have received payment in full of all monies due and payable by him in respect of those Shares.

123.

A certificate in writing under the hand of one Director or officer of the Company that a Share has been forfeited on a specified date shall be conclusive evidence of the facts stated in it as against all Persons claiming to be entitled to the Share. The certificate shall (subject to the execution of an instrument of transfer) constitute a good title to the Share and the Person to whom the Share is sold or otherwise disposed of shall not be bound to see to the application of the purchase money, if any, nor shall his title to the Share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the Share.

124.

The provisions of the Articles as to forfeiture shall apply in the case of non- payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the par value of the Share or by way of premium as if it had been payable by virtue of a call duly made and notified.